Exhibit 12.1

CERTIFICATIONS BY CEO PURSUANT TO SECTION 302

I, Michael Pragnell, certify that:

1.	I have reviewed this annual report on Form 20-F/A of Syngenta AG;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

Date: December 3, 2004

/s/ Michael Pragnell

Name:	Michael Pragnell
Title:	Chief Executive Officer